Exhibit 10.17.1

AMENDMENT TO
ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (the “Amendment”) is entered into as of this 14th day of March, 2005 among Enpath Medical Inc., a Minnesota corporation formerly known as Medamicus, Inc. (“Buyer”), Enpath Lead Technologies, Inc., a Minnesota corporation formerly known as Medacquisition, Inc. and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), BIOMEC Inc., an Ohio corporation (“Parent”)and BIOMEC Technology Inc., a Minnesota corporation formerly known as BIOMEC Cardiovascular Inc. (“Subsidiary”).

WHEREAS, the Buyer, Acquisition Sub, Parent, and Subsidiary have previously entered into that certain Asset Purchase Agreement dated as of July 21, 2003 (the “Agreement”), with respect to the sale and purchase of the Assets and the assumption of the Assumed Liabilities of the Business;

WHEREAS, the Agreement provided for a 2004 contingency payment based upon the level of Proprietary Sales payable in cash and shares of Buyer, in such allocation as Buyer shall determine, provided that the cash payment is at least equal to the lesser of (a) 25% of the total 2004 Contingent Payment or (b) $2.0 million;

WHEREAS, the parties desire to enter into this amendment for purposes of amending and restating certain provisions of the Agreement.

NOW THEREFORE, the parties, for good and other valuable consideration, the receipt of which is hereby acknowledged, covenant and agree as follows:

1.                                       Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.                                       Section 2.4.  Section 2.4 is hereby amended and restated in its entirety as follows:

2004 Contingent Payment.  Buyer will make a payment to Subsidiary equal to the difference of the Proprietary Sales (as defined in Section 2.5.1) of the Acquisition Sub in the 2004 calendar year minus the combined Proprietary Sales of Subsidiary and Acquisition Sub in the 2003 calendar year (as it may be increased pursuant to the immediately following sentence, the “2004 Contingent Payment”.  The amount of the 2004 Contingent Payment will be doubled if, on or before December 31, 2004, Acquisition Sub executes a supply agreement with one or more of the companies listed on Schedule 2.4 having the minimum terms listed on Schedule 2.4.  Buyer will pay the 2004 Contingent Payment on or before March 31, 2005 in cash via wire transfer to a bank designated by Subsidiary or in shares of Buyer Common Stock, which allocation shall be determined solely by Buyer; provided that the cash portion of the payment must be at least the lesser of (the “Payment Allocation”) (a) 25% of the total 2004 Contingent Payment, any stock portion of which being valued in accordance with Section 2.5.3, or (b) $2.0 million; provided further, however, that notwithstanding the foregoing, the Payment Allocation may be varied upon the written mutual agreement of all of the parties.

2.                                       Section 2.5.3.  Section 2.5.3 is hereby amended and restated in its entirety as follows:

Stock Values for Contingent Payments.  The number of shares of Buyer Common Stock to be delivered in connection with each Contingent Payment, if any, will be equal to the value of the stock portion of the applicable Contingent Payment, as determined by Buyer in accordance with Section 2.3 or 2.4, as the case may be, divided by the average closing price of Buyer Common Stock for the period of 15 trading days preceding the date on which Buyer makes its first public announcement of its earnings for the fiscal year immediately prior to the year in which the Contingent Payment is payable.  Buyer shall pay Subsidiary cash in lieu of any fractional share, equal to the fraction times the average price of Buyer Common Stock calculated in accordance with the immediately preceding sentence.  Notwithstanding the foregoing, the parties may mutually agree in writing to amend the manner in which the stock values are computed for purposes of determining the number of shares of Buyer Common Stock to be delivered in connection with each Contingent Payment.

3.                                       Section 7.6.  Section 7.6 is hereby amended and restated in its entirety as follows:

Board Representation.  Simultaneous with the Closing, Buyer will increase the size of its board of directors and appoint Trevor O. Jones, Chairman of Parent, or his successor as Chairman of Parent, as a director of Buyer.  Buyer will continue to nominate and solicit proxies for re-election of the Chairman of Parent until the later of (a) the date on which the 2004 Contingent Payment is paid (or, if no 2004 Contingent Payment is due, March 31, 2005) or (b) such time as Sellers and their affiliates hold less than 5% in the aggregate of the outstanding voting power of Buyer.  The board of directors of Buyer will take appropriate action to elect the Chairman of Parent as Vice Chairman of the board of directors of Buyer.  For purposes of this Section 7.6, the parties shall cooperate and negotiate in good faith with respect to the designation of the affiliates of Seller and the process for determining the ownership interests of such affiliates.

[Remainder of this Page Intentionally Left Blank].

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENPATH MEDICAL, INC.

By:	James D. Hartman
Name:	James D. Hartman
Title:	CEO

ENPATH LEAD TECHNOLOGIES, INC.
By:	James D. Hartman
Name:	James D. Hartman
Title:	CEO

BIOMEC TECHNOLOGY INC.

By:	Trevor O. Jones
Name:	Trevor O. Jones
Title:	Chairman

BIOMEC INC.

By:	Trevor O. Jones
Name:	Trevor O. Jones
Title:	Chairman